Exhibit 4.2

LETTER OF UNDERTAKING

[                    ], 2013

All Holders From Time to Time

of American Depositary Receipts

Issued Under the Referred to Below

Deposit Agreement

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of [                    ], 2013 (the “Deposit Agreement”) among National Commercial Bank Jamaica Limited (the “Bank”), JPMorgan Chase Bank, N.A., as depositary, and all holders (the “Holders”) from time to time of American Depositary Receipts issued thereunder evidencing American Depositary Shares (the “ADSs”) representing Ordinary Shares, no par value (the “Ordinary Shares”), of the Bank, and to the offering and sale of the ADSs as described in the Registration Statement on Form F-1 (File No. 333-181567) filed by the Bank with the U.S. Securities and Exchange Commission, including the prospectus dated [                    ], 2013, contained therein (the “Offering”).

In consideration of the benefits of the Offering to each of the undersigned and its affiliates and subsidiaries and to induce the purchasers of the ADSs to purchase the ADSs in the Offering, each of the undersigned hereby undertakes to cause (i) its representative or representatives to appear in person at each general, special or other duly called meeting of the shareholders of the Bank and (ii) the representative or representatives referenced in clause (i) to demand that a poll be taken in connection with any vote to be taken by the shareholders of the Bank at any general, special or other duly called meeting of such shareholders until the date (the “Termination Date”) the undersigned (along with their respective subsidiaries and affiliates) is no longer permitted to so demand pursuant to the Articles of Incorporation of the Bank, applicable Jamaican law and the applicable rules and regulations of each securities exchange or market on which the ordinary shares and/or ADSs of the Bank are listed, including by virtue of no longer holding the requisite number or percentage of ordinary shares of the Bank (including ordinary shares in the form of ADSs). Notwithstanding the foregoing, the undersigned shall not make such demand in the case of any vote relating solely to (a) the approval of the minutes of any prior meeting of shareholders or (b) receipt of the annual report of the directors and the audited financial statements or accounts.

The foregoing undertaking is made for the benefit of the Holders and shall be irrevocable for so long as the undersigned (along with their respective subsidiaries and affiliates) is permitted to so demand pursuant to the Articles of Incorporation of the Bank, applicable Jamaican law and the applicable rules and regulations of each securities exchange or market on which the Ordinary Shares and/or ADSs are listed. The foregoing undertaking shall be enforceable by any Holder or Holders of at least 10% of outstanding ADSs in the aggregate.

This Letter of Undertaking shall be governed by, and construed in accordance with, the laws of Jamaica.

Each of the undersigned hereby submits to the jurisdiction of the U.S. federal and New York state courts in the Borough of Manhattan in The City of New York (collectively, the “New York Courts”) and to the courts of Jamaica (collectively, the “Jamaican Courts”) in any suit or proceeding arising out of or relating to this Letter of Undertaking. Each of the undersigned hereby waives any objection which it may now or hereafter have to the laying of venue of any such suit or proceeding in any New York Court or in any Jamaican Court. Each of the undersigned irrevocably appoints CT Corporation System, located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent in the Borough of Manhattan in

The City of New York upon which process may be served in any such suit or proceeding in a New York Court, and agrees that service of process upon such authorized agent, and written notice of such service to the undersigned by the person serving the same to the undersigned’s address set forth on Schedule I hereto, shall be deemed in every respect effective service of process upon the undersigned in any such suit or proceeding in a New York Court. Each of the undersigned irrevocably appoints Mr. Conrad George, in care of Hart Muirhead Fatta, Victoria Mutual Building, 2nd Floor, 53 Knutsford Boulevard, Kingston 5, Jamaica, as its authorized agent in Jamaica upon which process may be served in any such suit or proceeding in a Jamaican Court, and agrees that service of process upon such authorized agent, and written notice of such service to the undersigned by the person serving the same to the undersigned’s address set forth on Schedule I hereto, shall be deemed in every respect effective service of process upon the undersigned in any such suit or proceeding in a Jamaican Court. Each of the undersigned hereby represents and warrants that such authorized agents have accepted such appointment and have agreed to act as authorized agent for service of process for the purposes set forth above. Each of the undersigned further agrees to take any and all action as may be necessary to maintain such designation and appointment of such authorized agents in full force and effect for a period of seven years from the date of this Letter of Undertaking or, if earlier, the Termination Date.

The undersigned hereby request that the Bank provide a copy of this Letter of Undertaking to the Depositary, together with a request by the Bank that the Depositary retain a copy hereof in its files for Holders to inspect in the same manner as the Depositary retains communications from the Bank for inspection by the Holders pursuant to the Deposit Agreement.

Very truly yours,

AIC (Barbados) Limited

By:
Name:
Title:

AIC Global Holdings Inc.

By:
Name:
Title:

Schedule I

AIC (Barbados) Limited

The Corporate Centre

Cor. Bush Hill & Bay Street St. Michael

BB14038 Barbados, W.I.

Attention: Legal Department

Fax: (246) 429-0796

AIC Global Holdings Inc.

1375 Kerns Road, Suite 100

Burlington, ON

Canada L7P 4V7

Attention: Legal Department

Fax: (905) 331-7160